Exhibit 12

               INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

           Schedule of Computation of Ratio of Earnings to Fixed Charges
                                  (unaudited)

                             (dollars in thousands)



                                THREE MONTHS ENDED      SIX MONTHS ENDED
                                Aug. 31,   Aug. 31,   Aug. 31,   Aug. 31,
                                   1995       1994       1995       1994


Earnings before income taxes    $ 3,928    $35,753    $10,950    $40,815
Plus: Fixed charges (1)           7,826      4,355     15,814     10,364
Less: Capitalized interest          (51)       (91)       (95)      (169)

Earnings available to cover
  fixed charges                 $11,703    $40,017    $26,669    $51,010

Ratio of earnings to
  fixed charges                    1.50       9.19       1.69       4.92


(1) Fixed charges consisted of the following:

                                THREE MONTHS ENDED      SIX MONTHS ENDED
                                Aug. 31,   Aug. 31,   Aug. 31,   Aug. 31,
                                   1995       1994       1995       1994

Interest expense, gross         $ 5,350    $ 2,235    $10,897    $ 5,930
Rentals (1/3)                     2,476      2,120      4,917      4,434
  Total fixed charges           $ 7,826    $ 4,355    $15,814    $10,364